Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our report, incorporated herein by reference, dated June 26, 2007, for Legg Mason Partners Oregon Municipals Fund, a series of Legg Mason Partners Income Trust, as of April 30, 2007 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

August 24, 2007